Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-27739, 333-56975, 333-67441, 333-83561, 333-45710, 333-68322, 333-96899, 333-118819, 333-03456, and 333-137944 on Form S-8 of our report dated April 2, 2009, relating to the consolidated financial statements of Cost Plus, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of Cost Plus, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cost Plus, Inc. and subsidiaries for the year ended January 31, 2009.

/s/ Deloitte & Touche, LLP
San Francisco, California
April 2, 2009